Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Extra Space Management, Inc. 401(k) Plan
Salt Lake City, Utah
We consent to the incorporation by reference in the Registration Statement of Extra Space Storage Inc. on Form S-8 (No. 333-157559) of our report dated June 18, 2025, on our audit of the financial statements of the Extra Space Management, Inc. 401(k) Plan as of December 31, 2024 and 2023, and for the year ended December 31, 2024, and of the supplemental schedule of the Extra Space Management, Inc. 401(k) Plan as of December 31, 2024, which report is included in the Annual Report on Form 11-K to be filed on or about June 18, 2025.

/s/ Tanner LLC
Salt Lake City, Utah
June 18, 2025